CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated October 2, 2026, relating to the special purpose schedule of investments and related notes of the Dividend Equity Separately Managed Accounts advised by Aristotle Capital Management, LLC. as of August 31, 2026 to be acquired by Aristotle Dividend Equity ETF, an open-end diversified series of Aristotle Funds Series Trust, and to the references to our firm in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 2, 2026